Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

Northpointe Bancshares, Inc. (“Northpointe,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. The following description of our capital stock does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Michigan law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as amended, are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024 of which this Exhibit 4.1 is a part.

General

Our authorized capital stock consists of 101,500,000 shares, of which 94,500,000 shares are voting common stock, no par value per share (“voting common stock”) and 7,000,000 shares are non-voting common stock, no par value per share (“non-voting common stock,” and together with voting common stock, “common stock”), and 5,000,000 shares are preferred stock, no par value (“preferred stock”). As of December 31, 2024, 25,689,560 shares of our common stock were issued and outstanding, 82,000 shares of our Series A preferred stock were issued and outstanding, and 25,000 shares of our Series B preferred stock were issued and outstanding.

All of our outstanding shares of common stock are fully paid and nonassessable.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.

Voting Rights; Majority Consent

Holders of our voting common stock are entitled to one vote per share on all matters requiring stockholder action, including the election of directors. Our bylaws provide that a majority of the shares entitled to vote at a stockholders’ meeting, represented in person or by proxy, constitute a quorum. When a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, such affirmatively voting shares constituting at least a majority of the required quorum, will be required to take action, unless otherwise specified by law or our articles of incorporation and except for the election of directors, which will be determined by a plurality vote. There will not be cumulative voting rights.

Except as otherwise required by law, any action required or permitted to be taken by any of our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

Liquidation Rights
In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of all other securities of the Company that, by their respective terms, are senior to the non-voting common stock or the voting common stock, the holders of our non-voting common stock and voting common stock will be entitled to receive a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, dividends with respect to such share of non-voting common stock at the time of such liquidation, dissolution, or winding up, and (ii) the amount the holder of such share of non-voting common stock would receive in respect of such share if such share had been converted into shares of voting common stock at the then-applicable conversion rate at the time of such liquidation, dissolution, or winding up (assuming the conversion of all shares of non-voting common stock at such time, without regard to any limitations on conversion of the non-voting common stock). All Liquidation Distributions to the holders of the non-voting common stock and voting common stock set forth in clause (ii) above will be made pro rata to the holders thereof. Except to the extent a Liquidation Distribution may be deemed to be a redemption, there are no redemption or sinking fund provisions applicable to our non-voting common stock or voting common stock.

Dividends

The payment of dividends is subject to the restrictions set forth in the Michigan Business Corporation Act (“MBCA”). The MBCA provides that neither a company nor any of its subsidiaries shall make any distribution to its stockholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount (as calculated pursuant to Section 500(b) of the MBCA), or (ii) following the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount (as calculated pursuant to Section 500(b) of the MBCA).

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and our wholly-owned subsidiary, Northpointe Bank.

Conversion Rights

Subject to the restrictions and requirements provided in our articles of incorporation, a holder of non-voting common stock shall be permitted to convert, or upon the written request of Northpointe shall convert, shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of Northpointe’s voting common stock (or of any class of voting securities issued by Northpointe). Additionally, subject to the restrictions provided in our articles of incorporation, each share of non-voting common stock will automatically convert into one (1) share of voting common stock, without any further action on the part of any holder, subject to adjustment as provided in our articles of incorporation, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder in a transfer permitted under the articles of incorporation. Such permitted transfers of non-voting common stock are limited to transfers: (i) to Northpointe; (ii) in a widely-distributed public offering of voting common stock or non-voting common stock; (iii) that is part of an offering that is not a widely-distributed public offering of voting common stock or non-voting common stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the voting securities of Northpointe then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of voting common stock or non-voting common stock to an underwriter for the purpose of conducting a widely-distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the voting securities of Northpointe without giving effect to such transfer.

Restrictions on Ownership of Company Common Stock
The ability of a third party to acquire our stock is limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The Bank Holding Company Act of 1956, as amended (“BHC Act”) requires any bank holding company (“BHC”) to obtain the approval of the Federal Reserve System (the “Federal Reserve”) prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a BHC under the BHC Act. In addition, any person other than a BHC may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act, or CBCA.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that stockholders must provide advance notice of any proposal or nomination for election as a director which a stockholder desires to bring before a meeting of stockholders. Such requirements are in addition to any requirements under the U.S. Securities and Exchange Commission’s Rule 14a-8 for stockholder proposals sought to be included in the Company’s proxy materials.

Anti-Takeover Provisions

Provisions of our articles of incorporation and bylaws, and the MBCA and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer or prevent a change of control of Northpointe and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares

The corporate laws and regulations applicable to us will enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common stock or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the stockholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock

Our articles of incorporation contains provisions that will permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies

Pursuant to our bylaws, our board of directors are authorized to have not less than two nor more than 25 directors, unless changed by resolution of our board of directors. Our board of directors will be able to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting

Our bylaws do not permit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Stockholders

For a special stockholders’ meeting to be called, our bylaws require the Chairman of the board of directors, the President, or any two directors to call it pursuant to resolution therefor by the board of directors.

Advance Notice Procedures for Director Nominations and Stockholder Proposals

Our bylaws includes an advance notice procedure with regard to business to be brought before an annual or special meeting of stockholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our stockholders and us.

Amending our bylaws

Our board of directors may amend our bylaws, other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa, without stockholder approval.

Approval of Merger

Under the MBCA, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a Michigan corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a Michigan corporation may, but are not required to, set a higher standard for approval of such transactions. Our articles of incorporation and bylaws do not set higher limits.

Michigan Law and Federal Banking Laws

We are subject to the provisions of Sections 775, et seq., of the MBCA, which contain provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our stockholders could receive a premium for their shares or other changes in our management. Prior to entering into any “business combination,” we must obtain an advisory statement from our board of directors and approval of (a) at least 90% of the votes of each class of stock entitled to vote and (b) at least two-thirds of the votes of each class of stock entitled to vote, other than those beneficially owned by the “interested stockholder.” A “business combination” broadly encompasses various forms of sale or merger to which an “interested stockholder” or their affiliate is a party. Michigan law considers a person to be an “interested stockholder” if the person directly or indirectly beneficially owns 10% or more of the subject entity’s voting stock or is an affiliate of the subject entity and, at any time during the prior two-year period, directly or indirectly beneficially owned 10% or more of the subject entity’s voting stock. Accordingly, the MBCA could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority stockholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.

Furthermore, the BHC Act, and CBCA, and Michigan Financial Code impose notice, application and approvals and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect control of BHCs or banks, as applicable. These laws could delay or prevent an acquisition.

Other Matters

Under our articles of incorporation and bylaws, the holders of our common stock have no preemptive or other subscription rights (except as otherwise disclosed herein) and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “NPB.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock
Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series, with such relative rights, preferences, and limitations as determined by the board of directors in its discretion. The board of directors is hereby authorized to establish one or more series of preferred stock and to cause shares of preferred stock to be issued from time to time. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of stockholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares over our then-market price.
Series A Preferred Stock
The board of directors will designate a series of preferred stock, comprised of 100,000 shares of the preferred stock, no par value per share, as the 8.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”). Such shares shall have a liquidation preference of $1,000 per share.
Ranking
Shares of the Series A Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:

•senior to common stock and to any class or series of capital stock the Company may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;
•on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series A Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock; and
•junior to any class or series of capital stock expressly stated to be senior to the Series A Preferred Stock.

Dividends
Dividends on shares of the Series A Preferred Stock are discretionary and will not be cumulative.
Holders of the Series A Preferred Stock will be entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of board of directors, out of legally available assets, non- cumulative cash dividends quarterly in arrears on March 30, June 30, September 30, and December 30 of each year, beginning on March 30, 2021 (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including the original issue date to, but excluding, December 30, 2025 or the date of earlier redemption (the “fixed rate period”), at a rate of 8.25% per annum. If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including December 30, 2025 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 799 basis points. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Dividends on shares of the Series A Preferred Stock are not cumulative. Accordingly, if board of directors or a duly authorized committee of board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and the Company will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
Priority of Dividends
The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that the Company may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time the Company does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, the Company may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until the Company has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:
•no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and
•no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A Preferred Stock and any shares of parity stock, all dividends declared upon the Series A Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence, the Company’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series A Preferred Stock. To the extent a dividend period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series A

Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption Rights
The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
The Company may, at its option, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on December 30, 2025, or on any dividend payment date on or after December 30, 2025, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect the Company to redeem the Series A Preferred Stock on or after the date it becomes redeemable at the Company’s option.
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Company’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as the Company may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
Liquidation Rights
In the event that the Company voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series A Preferred Stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Company’s business and affairs, including the Series A Preferred Stock, and before the Company makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of the Company’s assets.
In any such distribution, if the Company’s assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all of the remaining assets according to their respective rights and preferences. The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event the Company’s enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.
Because the Company is a holding company, the rights and the rights of the Company’s creditors and stockholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against the subsidiary.
Holders of the Series A Preferred Stock are subordinate to all of the Company’s indebtedness and to other non-equity claims on the Company and its assets, including in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series A Preferred Stock (and of depositary shares representing the Series A Preferred Stock) may be fully subordinated to interests held by the U.S. government in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below and as determined by the Company’s board of directors or a duly authorized committee of board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of board of directors (which referred to as the “preferred directors”); provided that board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. In that event, the number of directors on board of directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such special voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred

Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series A Preferred Stock and such special voting preferred stock, the holders of the Series A Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on the Company’s board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. The preferred directors shall each be entitled to one vote per director on any matter on which the Company’s directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While the Company does not believe the shares of Series A Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control the Company if they own one-third or more of the Company’s total equity.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•authorize, create, issue, or increase the authorized amount of any class or series of the Company capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon the Company’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Company’s capital stock;
•amend, alter, or repeal the provisions of the Company’s Amended and Restated Articles of Incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.
When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non- cumulative) and as to distributions upon the Company’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
Conversion Rights
The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.
Preemptive Rights
The holders of shares of the Series A Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
Depositary Shares — Series A Preferred Stock
General
Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent. As of December 31, 2024, there were 3,280,000 depositary shares issued in respect of the Series A Preferred Stock.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If the Company makes a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent, then the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by the Company or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of the Company’s affairs.
Redemption of Depositary Shares
If the Company redeems the Series A Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the redemption date.
If the Company redeems shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If the Company redeems less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as the Company may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.
Voting
Because each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote.
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).

Depositary
Computershare Inc. and Computershare Trust Company, N.A. are currently acting as the joint depositary for the depositary shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.
Series B Preferred Stock
The board of directors will designate a series of preferred stock, comprised of 100,000 shares of the preferred stock, no par value per share, as the 7.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). Such shares shall have a liquidation preference of $1,000 per share.
Ranking

Shares of the Series B Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
•senior to common stock and to any class or series of capital stock the Company may issue that is not expressly stated to be on parity with or senior to the Series B Preferred Stock;
•on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series B Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock; and
•junior to any class or series of capital stock expressly stated to be senior to the Series B Preferred Stock.

Dividends
Dividends on shares of the Series B Preferred Stock are discretionary and will not be cumulative.
Holders of the Series B Preferred Stock will be entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 30, June 30, September 30, and December 30 of each year, beginning on March 30, 2022 (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including the original issue date to, but excluding, December 30, 2026 or the date of earlier redemption (the “fixed rate period”), at a rate of 7.25% per annum. If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including December 30, 2026 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 799 basis points. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Dividends on shares of the Series B Preferred Stock are not cumulative. Accordingly, if board of directors or a duly authorized committee of board of directors does not declare a full dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and the Company will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period.

Priority of Dividends
The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that the Company may issue in the future that is expressly stated to be senior to the Series B Preferred Stock. If at any time the Company does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series B Preferred Stock with respect to dividends, the Company may not pay any dividends on the Series B Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series B Preferred Stock until the Company has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series B Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series B Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series B Preferred Stock:
•no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Company, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.
Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series B Preferred Stock and any shares of parity stock, all dividends declared upon the Series B Preferred Stock and all such parity stock payable on such dividend payment date shall be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series B Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence, the Company’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series B Preferred Stock, or shall treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments on such dividend parity stock and the Series B Preferred Stock. To the extent a dividend period with respect to the Series B Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or shall treat such dividend period(s) with respect to the Series B Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series B Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption Rights
The Series B Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series B Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series B Preferred Stock.
The Company may, at its option, redeem the Series B Preferred Stock (i) in whole or in part, from time to time, on December 30, 2026, or on any dividend payment date on or after December 30, 2026, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect the Company to redeem the Series B Preferred Stock on or after the date it becomes redeemable at the Company’s option.
If shares of the Series B Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series B Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Company’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through DTC may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of the Series B Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price; and that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series B Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata, by lot, or in such other manner as the Company may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series B Preferred Stock is listed.

Liquidation Rights
In the event that the Company voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series B Preferred Stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series B Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Company’s business and affairs, including the Series B Preferred Stock, and before the Company makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of the Company’s assets.
In any such distribution, if the Company’s assets are not sufficient to pay the liquidation preference in full to all holders of Series B Preferred Stock and all holders of any shares of capital stock ranking as to any such liquidating distribution on parity with the Series B Preferred Stock, including the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series B Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series B Preferred Stock as to liquidation rights has been paid in full, the holders of common stock or any other capital stock ranking, as to liquidation rights, junior to the Series B Preferred Stock will be entitled to receive all of the remaining assets according to their respective rights and preferences.
The Series B Preferred Stock may be fully subordinate to interests held by the U.S. government in the event the Company’s enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.
Because the Company is a holding company, the rights and the rights of the Company’s creditors and stockholders, including the holders of the Series B Preferred Stock, to participate in any distribution of assets of any of the Company’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that the Company is a creditor with recognized claims against the subsidiary.
Holders of the Series B Preferred Stock are subordinate to all of the Company’s indebtedness and to other non-equity claims on the Company and its assets, including in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series B Preferred Stock (and of depositary shares representing the Series B Preferred Stock) may be fully subordinated to interests held by the U.S. government in the event that the Company enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below and as determined by the Company’s board of directors or a duly authorized committee of board of directors or as otherwise expressly required by law, the holders of the Series B Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series B Preferred Stock, or any parity stock upon which similar voting rights have been conferred (including the Series A Preferred Stock) (“special voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series B Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series B

Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of board of directors (which referred to as the “preferred directors”); provided that board of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. In that event, the number of directors on board of directors shall automatically increase by two and, at the request of any holder of Series B Preferred Stock, a special meeting of the holders of Series B Preferred Stock and such special voting preferred stock, including the Series B Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series B Preferred Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series B Preferred Stock and such special voting preferred stock, the holders of the Series B Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on the Company’s board of directors shall automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series B Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred director (other than prior to the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause the Company to violate any corporate governance requirement of any exchange on which the Company’s securities may be listed. The preferred directors shall each be entitled to one vote per director on any matter on which the Company’s directors are entitled to vote.
Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over the Company, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While the Company does not believe the shares of Series B Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control the Company if they own one-third or more of the Company’s total equity.
So long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series B Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•authorize, create, issue, or increase the authorized amount of any class or series of the Company capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or as to distributions upon the Company’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Company’s capital stock;
•amend, alter, or repeal the provisions of the Company’s Amended and Restated Articles of Incorporation, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series B Preferred Stock, taken as a whole; or

•consummate a binding share exchange or reclassification involving the Series B Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series B Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series B Preferred Stock, taken as a whole.
When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non- cumulative) and as to distributions upon the Company’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series B Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series B Preferred Stock to effect such redemption.
Conversion Rights
The holders of shares of the Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.
Preemptive Rights
The holders of shares of the Series B Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

Depositary Shares — Series B Preferred Stock
General
Each depositary share represents a 1/40th interest in a share of the Series B Preferred Stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series B Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Stock those depositary shares represent. As of December 31, 2024, there were 1,000,000 depositary shares issued in respect of the Series B Preferred Stock.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series B Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If the Company makes a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with the Company’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent, then the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series B Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by the Company or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series B Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series B Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of the Company’s assets or business, nor the consolidation or merger by the Company with or into any other entity or by another entity with or into the Company, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of the Company’s affairs.
Redemption of Depositary Shares
If the Company redeems the Series B Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B Preferred Stock to, but excluding, the redemption date.
If the Company redeems shares of the Series B Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series B Preferred Stock so redeemed. If the Company redeems less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as the Company may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Stock and the related depositary shares.
Voting
Because each depositary share represents a 1/40th ownership interest in a share of Series B Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to vote.

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series B Preferred Stock represented by depositary shares in accordance with the instructions it receives. The Company will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series B Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Depositary
Computershare Inc. and Computershare Trust Company, N.A. are currently acting as the joint depositary for the depositary shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series B Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.
Registration Rights for Preferred Stock
We have entered into registration rights agreements dated December 30, 2020 and December 30, 2021, respectively, with holders of our Series A Preferred Stock and Series B Preferred Stock, respectively. Subject to certain exceptions, such registration rights agreements generally require us to file registration statements covering the Series A Preferred Stock and Series B Preferred Stock within 90 days following the completion of a public offering of our common stock. Additionally, we would be required no later than 90 days following the completion of a public offering of our common stock to submit an initial listing application or equivalent application to list the shares of Series A Preferred Stock and Series B Preferred Stock for trading on a nationally recognized securities exchange.